NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: April 24, 2008

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS ANNUAL EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and fiscal year ended March 31, 2008.  For the quarter ended March 31, 2008, Community Financial reported earnings of $1,006,000 or $0.23 per diluted share, compared to $944,000 or $0.21 per diluted share for the same period last year.  Net income for the current quarter compared to the March 31, 2007 quarter increased due to an increase in net interest income, partially offset by an increase in noninterest expenses.

Total interest income increased by $196,000 during the March 31, 2008 quarter compared to the March 31, 2007 quarter as a result of the increase in the volume of interest earning assets and the previously reported disposition of a delinquent loan which increased interest income approximately $117,000. Total interest expense decreased by $55,000 for the 2008 period compared to the same period in 2007 as a result of  the decrease in the interest rates paid on interest-bearing liabilities offset by the increase in the volume of interest-bearing liabilities. The interest rate spread increased by 11 basis points to 3.22% for the quarter ended March 31, 2008 compared to 3.11% for the same period in 2007.

Non-interest income decreased by $17,000 to $741,000 for the quarter ended March 31, 2008 from $758,000 for the March 31, 2007 quarter due to the write down of a partnership ownership interest of $89,000. Non-interest expenses increased $142,000 to $3.0 million for the March 31, 2008 quarter from $2.9 million for the March 31, 2007 quarter. The increase in non-interest expenses was due primarily to compensation related increases of $48,000, information technology purchases of $45,000 and professional fees of $74,000.
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Community’s net income for the fiscal year ended March 31, 2008 was $3,836,000 or $0.87 diluted earnings per share, compared to $4,091,000 or $0.93 diluted earnings per share for the fiscal year ended March 31, 2007, a 6.5% decrease in diluted earnings per share. The decrease in net income for the fiscal year ended March 31, 2008 compared to the same period ended March 31, 2007 can be attributed to an increase in noninterest expenses and the provision for loan losses offset by an increase in net interest income. The increase in non-interest expenses was due primarily to compensation related increases of $497,000, expenses related to implementing the evaluation and monitoring of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002 of $92,000, direct marketing campaign expenses and information technology purchases totaling of $300,000 and other expenses, primarily professional fees, totaling $97,000. The increase in the provision for loan losses is primarily attributable to the increased risk associated with the growth in the commercial real estate loan portfolio and increased charge-offs on consumer loans. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable, partially offset by a decrease in the interest rate spread for the fiscal year ended March 31, 2008 compared to March 31, 2007.  The interest rate spread decreased by 14 basis points to 3.10% for the fiscal year March 31, 2008 compared to 3.24% for the same period in 2007.

The Company's total assets increased $28.7 million to $491.8 million at March 31, 2008 from $463.1 million at March 31, 2007 due to an increase in loans receivable of $37.9 million. This increase was funded with increases in both borrowings and deposits which increased $8.1 million and $20.2 million, respectively at March 31, 2008, from March 31, 2007. Stockholders’ equity increased $122,000 to $38.7 million at March 31, 2008, from $38.6 million at March 31, 2007, due to earnings for the fiscal year offset by unrealized losses on securities available for sale and  cash dividend payments for the fiscal year ended March 31, 2008. At March 31, 2008, non-performing assets totaled approximately $1.6 million or .33% of assets compared to $1.5 million or ..32% of assets at March 31, 2007. Our allowance for loan losses to non-performing loans was 313.3% and to total loans was .73% at March 31, 2008.

After reviewing the Company’s financial position and operating results the Board of Directors approved and declared a $0.065 per share dividend. The dividend is payable May 28, 2008, to stockholders of record as of May 14, 2008.

At March 31, 2008, Community Bank exceeded all regulatory capital requirements and is classified as an "adequately capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)
	March 31, 2008	March 31, 2007	Percent Increase (Decrease)

Total assets	$491,843	$463,112	6.2%
Loans receivable, net	437,174	399,252	9.5
Investment securities	12,503	37,836	(67.0)
Real estate owned and repossessed assets	593	181	227.6
Deposits	350,731	330,538	6.1
Borrowings	98,834	90,740	8.9
Stockholders’ equity	38,692	38,570	.3

Selected Operations Data
(In thousands)	Three Months Ended		Percent Increase
	March 31, 2008	March 31, 2007	(Decrease)

Interest income	$7,915	$7,719	2.5%
Interest expense	3,953	4,008	(1.4)
Net interest income	3,962	3,711	6.8
Provision for loan losses	169	165	2.4
Net interest income after provision
for loan losses	3,793	3,545	7.0
Noninterest income	740	758	(2.4)
Noninterest expense	3,026	2,844	6.4
Income taxes	501	476	5.3
Net income	1,006	944	6.6

Other Selected Data	At or for the Quarter Ended		Percent Increase
	March 31, 2008	March 31, 2007	(Decrease)

Return on average equity	10.47%	11.57%	(9.5)%
Return on average assets	.82	.96	(14.6)
Interest rate spread	3.22	3.11	3.5
Non-performing assets to total assets	.33	.32	3.1

Per Share Data

Diluted earnings per share	.23	.21	9.5
Book Value	8.82	8.98	(1.8)
Dividends paid on common shares	.065	.065	---
Shares outstanding	4,335,958	4,295,732	.9

	Year Ended
	March 31, 2008	March 31, 2007

Interest income	$32,244	$29,419	9.6
Interest expense	16,978	14,792	14.8
Net interest income	15,266	14,627	4.4
Provision for loan losses	625	388	61.1
Net interest income after provision
for loan losses	14,641	14,239	2.8
Noninterest income	3,343	3,185	5.0
Noninterest expense	12,292	11,307	8.7
Income taxes	1,856	2,027	(8.4)
Net income	3,836	4,091	(6.2)

Other Selected Data
	At or for the Year Ended
	March 31, 2008	March 31, 2007

Return on average equity	9.77%	11.06%	(11.7)%
Return on average assets	0.80	0.92	(13.0)
Interest rate spread	3.10	3.24	(4.3)
Non-performing assets to total assets	.33	.32	3.1

Per share data
	At or for the Year Ended
	March 31, 2008	March 31, 2007

Diluted earnings per share	0.87	0.93	(6.5)
Book value	8.82	8.98	(1.8)
Dividends paid on common shares	.260	.255	2.0
Shares outstanding	4,335,958	4,295,732	.9